Exhibit 10.18

Form of Notice of Performance-Based Restricted Stock Unit Grant and Terms and Conditions of Performance-Based Restricted Stock Unit Award

Notice of Performance-Based Restricted Stock Unit Grant

Willdan Group, Inc.
Amended and Restated 2008 Performance Incentive Plan

Name of Grantee:%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

Target Number
of Performance

-Based Restricted

Stock Units:	%%TOTAL_SHARES_GRANTED,’999,999,999.99’%-% Target number of Performance-Based Restricted Stock Units (the “Performance-Based Restricted Stock Units”)

Date of Grant:%%OPTION_DATE,'MONTH DD, YYYY'%-%

Vesting:

By signing your name below, you accept this Performance-Based Restricted Stock Unit award and acknowledge and agree that the Performance-Based Restricted Stock Units are granted under and governed by the terms and conditions of the Willdan Group, Inc. Amended and Restated 2008 Performance Incentive Plan (the “Plan”) and the Terms and Conditions of Performance-Based Restricted Stock Unit Award (the “Terms”), as well as any additional terms and conditions for your country of residence and/or work set forth in the Appendix attached hereto (the “Appendix” and together with the Terms and this Notice of Performance-Based Restricted Stock Unit Grant, the “Award Agreement”), all of which are incorporated herein in their entirety by this reference. In the event of any inconsistencies between the terms of this Award Agreement and the terms of any other documents, the terms of this Award Agreement will control. Capitalized terms not explicitly defined herein but defined in the Plan or the Terms shall have the meanings set forth in the Plan or the Terms, as applicable.

“GRANTEE” Signature	WILLDAN GROUP, INC., a Delaware corporation /s/ By: Its:

1

TERMS AND CONDITIONS OF PERFORMANCE-BASED

RESTRICTED STOCK UNIT AWARD

WILLDAN GROUP, INC.

AMENDED AND RESTATED 2008 PERFORMANCE INCENTIVE PLAN

1.Grant of Performance-Based Restricted Stock Units.
(a)Award. These Terms and Conditions of Performance-Based Restricted Stock Unit Award (including any additional terms and conditions for the Grantee’s country of residence and/or work set forth in the Appendix attached hereto (the “Appendix”)) (these “Terms”) apply to a particular restricted stock unit award (the “Award”) that is incorporated by reference in the Notice of Performance-Based Restricted Stock Unit Grant (the “Grant Notice”) corresponding to that particular grant. The recipient of the Award identified in the Grant Notice is referred to as the “Grantee.” The effective date of grant of the Award as set forth in the Grant Notice is referred to as the “Date of Grant.” The Award was granted under and subject to the Willdan Group, Inc. Amended and Restated 2008 Performance Incentive Plan (the “Plan”). The number of shares covered by the Award are subject to adjustment under Section 7.1 of the Plan. Capitalized terms used in the Grant Notice or these Terms are defined in the Plan if not otherwise defined in the Grant Notice or these Terms. The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Grant Notice and these Terms (including the Appendix) are collectively referred to as the “Award Agreement”.
(b)Performance-Based Restricted Stock Units. As used herein, a “Performance-Based Restricted Stock Unit” is a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent in value to one outstanding share of Common Stock of the Corporation. The Performance-Based Restricted Stock Units shall be used solely as a device for the determination of any payment to eventually be made to the Grantee if and when such Performance-Based Restricted Stock Units vest and become earned pursuant to Section 2. The Performance-Based Restricted Stock Units create no fiduciary duty to the Grantee and shall create only a contractual obligation on the part of the Corporation to make payments, subject to vesting and the other terms and conditions hereof, as provided in Section 6 below. The Performance-Based Restricted Stock Units shall not be treated as property or as a trust fund of any kind. No assets have been secured or set aside by the Corporation with respect to the Award and, if amounts become payable to the Grantee pursuant to this Award Agreement, the Grantee’s rights with respect to such amounts shall be no greater than the rights of any general unsecured creditor of the Corporation.
2.Vesting. As set forth in the Grant Notice, this Award is subject to time and/or performance-based vesting conditions and shall vest and become earned in percentage installments, subject to earlier termination or applicable acceleration and subject to adjustment as provided herein and in the Plan. Notwithstanding anything herein or in the Plan to the contrary, if the Grantee’s employment or service with the Corporation or its Subsidiaries terminates due to the Grantee’s death or Disability prior to the consummation of a Change in Control, then one hundred percent (100%) of the target number of Performance-Based Restricted Stock Units that are then outstanding and unvested shall immediately become earned and vested, and any Performance-Based Restricted Stock Units that do not vest pursuant to this sentence shall automatically terminate without consideration effective as of such termination date. Further, in the event the Grantee’s employment by or service to the Corporation or one of its Subsidiaries terminates due to a Qualifying Retirement, one hundred percent (100%) of the then outstanding and unvested Performance-Based Restricted Stock Units shall remain eligible to be earned and vest in accordance with the vesting terms set forth in the Grant Notice based on actual performance and shall remain subject to the Change in Control treatment provision set forth above in this Grant Notice, in each case disregarding any continued employment or service vesting condition. For the avoidance of doubt, (i) if the termination of the Grantee’s employment or services occurs other than in the circumstances and the periods set forth above, the Grantee will not be entitled to any vesting pursuant to this Award Agreement, and (ii) except as otherwise provided in this Award Agreement, no additional portion of the Award will become earned and vested based on performance after a termination of employment.
3.Continuance of Employment/Service Required; No Employment/Service Commitment. Except as otherwise provided in this Award Agreement, the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 7 below or under the Plan.

Nothing contained in this Award Agreement or the Plan constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Grantee under any written employment agreement, offer letter or similar agreement with the Corporation or a Subsidiary.

4.Dividend and Voting Rights.
(a)Limitations on Rights Associated with Units. The Grantee shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 4(b) hereof) and no voting rights with respect to the Performance-Based Restricted Stock Units or any shares of Common Stock issuable in respect of such Performance-Based Restricted Stock Units, until shares of Common Stock are actually issued to and held of record by the Grantee. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate evidencing the shares.
(b)Dividend Equivalent Reinvestment. As of each date that the Corporation pays an ordinary cash dividend on its outstanding Common Stock for which the related record date occurs after the Date of Grant and prior to the date all Performance-Based Restricted Stock Units subject to the Award have either been paid or have terminated, the Corporation shall credit the Grantee with an additional number of Performance-Based Restricted Stock Units equal to (a) the amount of the ordinary cash dividend paid by the Corporation on a single share of Common Stock on that date, multiplied by (b) the number of Performance-Based Restricted Stock Units subject to the Award outstanding and unpaid as of such record date (including any Performance-Based Restricted Stock Units previously credited under this Section 4(b) and with such total number subject to adjustment pursuant to Section 7.1 of the Plan), divided by (c) the closing price of a share of Common Stock on that date. Any Performance-Based Restricted Stock Units credited pursuant to the foregoing provisions of this Section 4(b) will be subject to the same vesting, payment, termination and other terms, conditions and restrictions as the original Performance-Based Restricted Stock Units to which they relate. No crediting of Performance-Based Restricted Stock Units will be made pursuant to this Section 4(b) with respect to any Performance-Based Restricted Stock Units which, as of the related record date, have either been paid or have terminated.

5.Restrictions on Transfer. Prior to the time the Performance-Based Restricted Stock Units are vested and paid, neither the Performance-Based Restricted Stock Units comprising the Award nor any interest therein or amount payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution.
6.Timing and Manner of Payment of Performance-Based Restricted Stock Units. Except as otherwise provided in the Grant Notice, the Performance-Based Restricted Stock Units subject to this Award Agreement shall be paid in an equivalent number of whole shares of Common Stock (with any fractional Performance-Based Restricted Stock Units credited in respect of the Performance-Based Restricted Stock Units that are paid initially rounded up to the nearest whole number of shares of Common Stock and subsequently rounded down to the nearest whole number of shares of Common Stock as necessary to arrive at the appropriate whole number of shares in the aggregate) promptly after the date of becoming earned and vested (and in all events not later than December 31 of the calendar year in which the Performance-Based Restricted Stock Units become earned and vested (i.e., the last day of the Grantee’s taxable year in which the Performance-Based Restricted Stock Units become earned and vested), or if later the 15th day of the third calendar month following the date upon which such Performance-Based Restricted Stock Units became earned and vested (but in no event shall the Grantee be permitted, directly or indirectly, to designate the taxable year in which the Performance-Based Restricted Stock Units are settled) in accordance with the terms hereof. Each such payment of Performance-Based Restricted Stock Units shall be subject to the tax withholding provisions of Section 10 hereof and Section 8.5 of the Plan and subject to adjustment as provided in Section 7.1 of the Plan and shall be in complete satisfaction of such earned and vested Performance-Based Restricted Stock Units. The Grantee or any other person entitled under the Plan to receive a payment of shares of Common Stock shall deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan.
7.Effect of Termination of Employment or Services. Subject to any applicable vesting acceleration provisions or continued vesting following retirement provisions in this Award Agreement, the Grantee’s Performance-Based Restricted Stock Units shall terminate to the extent such units have not become earned and vested upon the first date the Grantee is no longer employed by or providing services to the Corporation or one of its Subsidiaries, regardless of the reason for the termination of such employment or services, whether with or without cause, voluntarily or involuntarily. If the Grantee is employed by a Subsidiary and that entity ceases to be a Subsidiary, such event shall be deemed to be a termination of employment of the Grantee for purposes of this Award Agreement, unless the Grantee otherwise continues to be employed by the Corporation or another of its Subsidiaries following such event. If the Grantee is not an employee or director of the Corporation or a Subsidiary, the Administrator shall be the sole judge for purposes of this Award Agreement whether the Grantee continues to render services to the Corporation or a Subsidiary and the date, if any, upon which such services shall be deemed to have terminated. The Corporation shall have no obligation as to any Performance-Based Restricted Stock Units that are terminated pursuant to the Grant Notice or this Section 7.
8.Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator will make adjustments if appropriate in the number of Performance-Based Restricted Stock Units contemplated hereby and the number and kind of securities that may be issued in respect of the Award.
9.Corporate Transactions. Notwithstanding anything to the contrary herein or the Plan (including, without limitation, Section 7.2 of the Plan), if the surviving or acquiring corporation (or its parent company) (the “Acquiring Entity”) will not assume, substitute or continue the Performance-Based Restricted Stock Units subject to this Award in connection with a Change in Control or the occurrence of an event or transaction described in Section 7.2 of the Plan, then to the extent necessary to avoid taxation under Section 409A of the Code, the Performance-Based Restricted Stock Units subject to this Award shall automatically terminate and be forfeited upon the Change in Control or the occurrence of the event or transaction described in Section 7.2 of the Plan, as applicable, with no consideration payable to the Grantee in respect of such terminated Performance-Based Restricted Stock Units subject to this Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A of the Code (including, without limitation, pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix)), the Administrator may in its discretion determine to elect to accelerate the vesting and settlement of the Performance-Based Restricted Stock Units subject to this Award upon a Change in Control or the occurrence of an event or transaction described in Section 7.2 of the Plan, as applicable, or instead substitute a cash payment equal to the fair market value of such Performance-Based Restricted Stock Units that would otherwise be issued to the Grantee. In the absence of such discretionary election by the Administrator, the Performance-Based Restricted Stock Units subject to this Award shall be forfeited without payment of any consideration to the Grantee if the Acquiring Entity will not assume, substitute or continue the Performance-Based Restricted Stock Units in connection with the Change in Control or the occurrence of an event or transaction descried in Section 7.2 of the Plan, as applicable.
10.Tax Withholding. The Corporation shall reasonably determine the amount of any federal, state, non-U.S., local or other income, employment, or other taxes or social security which the Corporation or any of its subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting, payment or other event with respect to the Performance-Based Restricted Stock Units. Unless the Grantee has previously notified ETrade that the Grantee will pay the amount of any applicable federal, state, local or other tax law withholding taxes and social security directly to the Corporation in cash, ETrade shall withhold a sufficient number of shares of Common Stock in connection with the vesting or payment of the Performance-Based Restricted Stock Units at the then fair market value of the Common Stock (determined either as of the date of such withholding or as of the immediately preceding trading day, as determined by the Corporation in its discretion) to satisfy any applicable withholding obligations that arise with respect to the vesting or payment of such Performance-Based Restricted Stock Units. The Corporation has the right to withhold taxes without notice to the Grantee and shall remit to the Grantee the balance of any proceeds from withholding such shares in excess of the amount reasonably determined to be necessary to satisfy such withholding obligations. If, however, any withholding event occurs with respect to the Performance-Based Restricted Stock Units other than the vesting or payment of such units, or if the withholding obligations are not satisfied by either a cash payment from the Grantee or through the Corporation withholding shares as provided above in this Section 10, the Corporation shall be entitled to deduct from other compensation payable to the Grantee the amount of any such withholding obligations.
11.Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the Grantee’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Grantee is no longer an employee of the Corporation or one of its Subsidiaries, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the applicable governmental authority. In the case of notices delivered by courier by the Corporation to the Grantee, any such notice shall be deemed to have been duly given one day after deposit with an internationally recognized overnight courier, specifying next day delivery, addressed to the Grantee at the last address the Grantee provided to the Corporation, with written verification of receipt.

12.Plan. The Award and all rights of the Grantee under this Award Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and of this Award Agreement. The Grantee acknowledges reading and understanding the Plan, the prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.
13.Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Award Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment to this Award Agreement must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
14.Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
15.Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
16.Governing Law. This Award Agreement and the rights of the parties hereunder with respect to the Award shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
17.Clawback Policy. The Performance-Based Restricted Stock Units subject to this Award are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Performance-Based Restricted Stock Units or any shares of Common Stock or other cash or property received with respect to the Performance-Based Restricted Stock Units (including any value received from a disposition of the shares acquired upon payment of the Performance-Based Restricted Stock Units).
18.Section 409A. Unless otherwise expressly provided for in these Terms, this Award will be interpreted to the greatest extent possible in a manner that makes this Award compliant with the requirements of Section 409A of the Code, and to the extent these Terms are silent on the terms necessary for compliance, such terms are hereby incorporated by reference into these Terms. Notwithstanding any provision of these Terms to the contrary, if the Grantee is a “specified employee” as defined in Section 409A of the Code, the Grantee shall not be entitled to any payment with respect to the Award in connection with the Grantee’s “separation from service” (as that term is used for purposes of Section 409A of the Code) until the earlier of (a) the date which is six (6) months after the Grantee’s separation from service for any reason other than the Grantee’s death, or (b) the date of the Grantee’s death. Any amounts otherwise payable to the Grantee following the Grantee’s separation from service that are not so paid by reason of this Section 18 shall be paid as soon as practicable for the Corporation (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee’s separation from service (or, if earlier, the date of the Grantee’s death). The provisions of this Section 18 shall only apply if, and to the extent, required to comply with Section 409A of the Code.
19.Appendix. Notwithstanding any provisions in this Award Agreement, the Award shall be subject to the additional terms and conditions for the Grantee’s country of residence and/or work set forth in the Appendix attached to this Award Agreement which, where applicable, shall prevail in the event of conflict between such terms and conditions and the terms of this Award Agreement and/or the Plan. Moreover, if the Grantee relocates to one of the countries included therein, the terms and conditions for such country will apply to the Grantee to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
20.Definitions.

As used in the Award Agreement, the following definitions apply to the capitalized terms indicated below:

(a)“Cause” shall have the meaning set forth in the Grantee’s employment agreement, offer letter or similar agreement with the Corporation or a Subsidiary, and if the Grantee does not have such an agreement or “Cause” is not defined therein, “Cause” shall mean (i) the Grantee is convicted of a felony (or equivalent in any applicable jurisdiction), (ii) the Grantee engages in any fraudulent or other dishonest act to the detriment of the Corporation or any Subsidiary, (iii) the Grantee fails to report for work on a regular basis, except for periods of authorized absence or bona fide illness, (iv) the Grantee misappropriates trade secrets, customer lists, or other proprietary information belonging to the Corporation or any Subsidiary, or (v) the Grantee engages in any willful misconduct designed to harm the Corporation or its shareholders or any Subsidiary.
(b)A “Change in Control” of the Corporation shall be deemed to have occurred if a consummation of any of the following events occurs:
(i)

Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation (an “Acquiring Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of the Corporation;

(ii)

Consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Corporation or surviving entity outstanding immediately after such merger or consolidation;

(iii)	Consummation of a sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets;
(iv)

During any period of two (2) consecutive years (beginning on or after the Date of Grant), individuals who at the beginning of such period constitute the Board and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board;

provided, however, in no event shall any acquisition of securities, a change in the composition of the Board or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to the Corporation, or a liquidation under the Bankruptcy Code, constitute a Change in Control. In addition, a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which the Corporation continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Corporation, or any transaction undertaken for the purpose of reincorporating the Corporation under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Corporation’s capital stock.

(c)“Disability” means the Grantee meets one of the following requirements: (i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation (or, if different, the Subsidiary that employs the Grantee).
(d)“Good Reason” shall have the meaning set forth in the Grantee’s employment agreement, offer letter or similar agreement with the Corporation or a Subsidiary, and if the Grantee does not have such an agreement or “Good Reason” is not defined therein, “Good Reason” shall mean the Grantee’s resignation within 180 days following (1) a reduction in the Grantee’s annual base salary or target annual incentive opportunity, or (2) a relocation of the Grantee’s primary place of business for the performance of the Grantee’s duties to a location which is more than fifty (50) miles from its prior location, or (3) a material breach by the Corporation or a Subsidiary of any agreement with the Corporation or a Subsidiary to which the Grantee is a party, provided that none of the events described in the foregoing clauses shall constitute Good Reason unless the Grantee has notified the Corporation in writing describing the events that constitute Good Reason within 60 days following the first occurrence of such events and then only if the Corporation fails to cure such events within thirty (30) days after its receipt of such written notice.
(e)“Qualifying Retirement” means the Grantee’s voluntary termination of employment with or service to the Corporation or any of its Subsidiaries, unless circumstances exist that would constitute Cause, on or after the one-year anniversary of the Date of Grant and following the date at which both (i) the Grantee’s combined age and years of Service with the Corporation or its Subsidiaries equals or exceeds 70 and (ii) the Grantee is at least 50 years old and has provided at least five (5) years of Service to the Corporation and/or its Subsidiaries. Notwithstanding anything to the contrary, for purposes of the Qualifying Retirement definition, “Service” means combined service, whether or not continuous, to the Corporation or any of its Subsidiaries (i) as measured from the Grantee’s original date of hire, provided that if at any time (including, for clarity, after any date the Grantee is rehired) the Grantee terminates employment with the Corporation or any of its Subsidiaries and is subsequently rehired by the Corporation or any of its Subsidiaries on a date that is more than five years after the date of such termination of employment, combined service will be measured from such date of rehire, and (ii) includes partial years but shall not include any service provided as a consultant or advisor to the Corporation or a Subsidiary following a change in the Grantee’s status from employee to consultant or advisor.

APPENDIX

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Award Agreement.

This Appendix includes special terms and conditions that govern the Award granted to the Grantee under the Plan if the Grantee resides and/or works in one of the countries listed below.

The information contained herein is general in nature and may not apply to the Grantee’s particular situation, and the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing, transfers employment and/or residency to another country after the Date of Grant, is a consultant, changes employment status to a consultant position, or is considered a resident of another country for local law purposes, the Corporation shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to the Grantee. References to the Grantee’s employer shall include any entity that engages the Grantee’s services.

GENERAL NON-U.S. TERMS AND CONDITIONS

1.	Nature of Grant. By accepting this Award, the Grantee acknowledges, understands and agrees that:
(a)the Award is not an employment or service contract, and, if the Grantee is an employee of the Corporation or a Subsidiary, nothing in this Award will be deemed to create in any way whatsoever any obligation on the Grantee’s part to continue as an employee of the Corporation or a Subsidiary, or of the Corporation or a Subsidiary to continue the Grantee’s employment. In addition, nothing in the Award will obligate the Corporation or a Subsidiary, or their respective stockholders, boards of directors, officers or employees to continue any relationship that the Grantee might have as a director or consultant for the Corporation or a Subsidiary;
(b)the Plan is established voluntarily by the Corporation, it is discretionary in nature, and may be amended, suspended or terminated by the Corporation at any time, to the extent permitted under the Plan;
(c)the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards (whether on the same or different terms), or benefits in lieu of awards, even if awards have been granted in the past;
(d)the Award and any shares of Common Stock acquired under the Plan on vesting and settlement of the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, vacation, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(e)the future value of the shares of Common Stock underlying the Award is unknown, indeterminable, and cannot be predicted with certainty;
(f)neither the Corporation nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Grantee pursuant to the vesting and settlement of the Award or the subsequent sale of any shares of Common Stock received;
(g)notwithstanding anything to the contrary in the Plan, for the purposes of the award, the Grantee’s services to the Corporation or a Subsidiary will be considered terminated as of the date the Grantee is no longer actively providing services to the Corporation or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or is otherwise providing services, or the terms of the Grantee’s employment or service agreement, if any), provided that, unless otherwise expressly provided in this Award Agreement or determined by the Corporation, the vesting of the Award will not continue during any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or where the Grantee is otherwise providing services, or the terms of the Grantee’s employment or service agreement, if any (regardless, in each case, of whether or not the Grantee is providing services to the Corporation or one of its Subsidiaries during such notice period, garden leave period, or similar period); and the Board shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be providing services while on a leave of absence); and
(h)no claim or entitlement to compensation or damages shall arise from forfeiture of this Award resulting from the termination of the Grantee’s services (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or are otherwise providing services, or the terms of the Grantee’s employment or service agreement, if any), and in consideration of the grant of this Award to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees never to institute any claim against the Corporation or any Subsidiary, waives the Grantee’s ability, if any, to bring any such claim, and releases the Corporation and any Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
2.Language. The Grantee acknowledges that the Grantee is sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Award Agreement. If the Grantee has received this Award Agreement, or any other document related to the Grantee’s Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
3.Foreign Asset/Account, Exchange Control and Tax Reporting. The Grantee may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from the Grantee’s participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside the Grantee’s country of residence. The applicable laws in the Grantee’s country of residence may require that the Grantee reports such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Grantee may also be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to the Grantee’s country of residence through a designated bank or broker within a certain time after receipt. The Grantee acknowledges that it is the Grantee’s responsibility to be compliant with such regulations and the Grantee is encouraged to consult with the Grantee’s personal legal advisor for any details.

4.Applicable Law. In the event applicable laws prevent or hinder the consummation of the actions and transactions contemplated in this Award Agreement or the Plan, the Corporation may in its sole discretion agree to vary the terms of the Plan and/or this Award Agreement so that the Grantee receives substantially the same economic result as contemplated herein, such as through a cashless sell to cover settlement (provided that at the time of settlement the shares of Common Stock are publicly traded or otherwise liquid), a cash bonus or phantom stock.
5.Data Privacy.
(a)To the extent that the processing of the Grantee’s personal data by the Corporation or its Subsidiaries under and/or in connection with this Award Agreement falls within the territorial scope of (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27th April 2016 (the “EU GDPR”), (ii) the EU GDPR as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended (the “UK GDPR”), and/or (iii) equivalent legislation and/or legislation implementing and/or supplementing the EU GDPR or UK GDPR in any member state of the European Economic Area or the UK or Switzerland, Corporation and/or its Subsidiaries will carry out such processing in accordance with their EEA/UK privacy notice from time to time in force, the latest version of which has been provided to the Grantee.
(b)Except where (a) above applies, the Grantee explicitly and unambiguously acknowledges and consents to the collection, use, transfer and other processing of the Grantee’s personal data as described in this paragraph (b) by the Corporation and its Subsidiaries for the purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Corporation and its Subsidiaries hold certain personal data about the Grantee, including, but not limited to, the Grantee’s name, home address, telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held by the Grantee in the Corporation, details of all awards or any other entitlement to shares of Common Stock awarded, cancelled, purchased, exercised, vested, unvested or outstanding in the Grantee’s favor for the purpose of implementing, managing and administering the Plan. The Grantee understands that this personal data may be transferred to any third parties assisting in the implementation, administration and management of the Plan.
6.No Advice Regarding Grant. The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Award. Neither the Corporation nor any of its officers, employees, directors, affiliates or advisors makes any representation or recommendation with respect to the Award.

PUERTO RICO

Tax Consequences. This supplement is not tax or legal advice. Instead, it provides a summary of possible tax consequences associated with the Award granted to you by the Corporation under the Plan and the acquisition of shares of Common Stock in relation thereto. This is intended only as a general summary of the Puerto Rico income tax consequences of participation in the Plan by a Puerto Rico resident employee and does not purport to be a complete statement of such consequences. The Corporation is not responsible for ensuring your individual compliance with tax payment and reporting obligations. You are strongly advised to seek appropriate professional advice as to how the tax or other laws apply to your specific situation.

The possible tax consequences are the following:

Generally, upon granting the Award, the Performance-Based Restricted Stock Units are subject to compliance with certain goals and metrics specified in the Plan. Until shares of Common Stock are actually issued to and held by you, the Performance-Based Restricted Stock Units or any shares of Common Stock issuable in respect of such Performance-Based Restricted Stock Units are subject to substantial restrictions or to a substantial risk of forfeiture. You will be considered to receive taxable wages in an amount equal to the shares’ fair market value at that point in time in which the Performance-Based Restricted Stock Units are vested and paid, regardless of whether this may happen in a year different to that in which the services were rendered by you to your employer.

Accordingly, upon vesting and payment of the Performance-Based Restricted Stock Units (or when the forfeiture provisions lapse, if later), you will realize taxable income equal to the fair market value of the shares issued in connection with such units. The taxable amount will be characterized as employment compensation and taxed at the progressive ordinary income tax rates currently, of up to 33%. The Corporation reserves the right to withhold any applicable Puerto Rico income tax and social insurance contributions under the Federal Insurance Contributions Act (“FICA”), which is comprised of the old-age, survivors, and disability insurance taxes, also known as Social Security taxes, and the hospital insurance tax, also known as Medicare tax, up to the applicable ceilings by any withholding method set forth in the Award Agreement provided to you in connection with the grant of the Award.

You are required to report the income recognized when your Performance-Based Restricted Stock Units are vested and paid (or when the forfeiture provisions lapse, if later) in your annual Puerto Rico income tax return for such year. Your actual tax liability may be different from the amount of tax withheld by your employer. Thus, you may be entitled to a tax refund or you may be liable for additional tax. You will be responsible for seeking such a refund or for paying such additional tax to the Puerto Rico Treasury Department.

You will realize a capital gain or loss in the year you sell the shares acquired under the Plan. Generally, if you realize a gain, the taxable amount will be the difference between the sale proceeds and your tax basis in the shares (i.e., in general, the income recognized as taxable wages when your Performance-Based Restricted Stock Units were vested and paid, or the restrictions lapsed). If you hold the shares for more than one year, the gain realized, if any, will be considered a long-term capital gain. Such gain will generally be subject to tax at a flat rate currently of 15%, or the applicable capital gain tax rate at the date of disposition under Section 1023.02 of the Puerto Rico Internal Revenue Code of 2011, as amended (the “PR Code”), as such section is amended or modified from time to time, or as reenacted or substituted by a successor statute. If you hold the shares for no more than one year, the gain constitutes a short-term capital gain and will be subject to tax at the applicable ordinary income tax rates under Section 1021.01 of the PR Code, as amended or modified from time to time, or as reenacted or substituted by a successor statute . Currently, the highest ordinary income tax rate is 33%. You will be responsible for reporting in your Puerto Rico income tax return any gain resulting from the sale of shares and for paying any applicable taxes on such gain to the Puerto Rico Treasury Department.